EXHIBIT 99.1 Press Release of SulphCo, Inc. Dated October 3, 2005

Contact:	Michelle Manoff	Peter Gunnerman
	Rubenstein PR	SulphCo, Inc.
	212-843-8051	775-829-1310
	mmanoff@rubensteinpr.com	pgunnerman@sulphco.com

Immediate Release

SulphCo Approved For Listing On The American Stock Exchange

SPARKS, Nev., October 3, 2005 -- SulphCo, Inc. (OTC Bulletin Board: SLPH) today announced that the American Stock Exchange (AMEX) has approved its application for listing the Company’s securities. SulphCo will trade on the AMEX under the symbol SUF. The transition before SulphCo begins trading on the American Stock Exchange is expected to take several days, and in the interim SulphCo will continue to be traded on the OTC Bulletin Board. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the AMEX, and may be rescinded if the Company is not in compliance with such standards.

“We are very pleased to be approved for listing on the American Stock Exchange, and believe that this listing should significantly increase the visibility of SulphCo, attract analyst coverage on Wall Street, as well as provide trading liquidity for institutional investors,” said Dr. Rudolf W. Gunnerman, Chairman and CEO of SulphCo.

About SulphCo, Inc.

SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company's technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

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